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                                                                    Exhibit 10.2

CAMBRIDGE               Cooperative Marketing Agreement
HEART

  Thursday, May 20, 1999


  Michael Tofflee
  Medtronics, Inc.
  7000 Central Avenue, Northeast
  Minneapolis, MN 55432
  Fax: 612-514-3366


  Dear Mike:

  This letter confirms our agreement to cooperate in educating physicians about the clinical use and benefits of T-wave alternans measurement. Specifically we agree:

  1. Medtronic will identify and make available speaking opportunities for presentations on T-wave alternans at Medtronic sponsored national and regional seminars and symposia in the U.S. It is understood that Medtronic can suggest but cannot dictate speakers at these symposia.

  2. Cambridge Heart will identify speakers for these opportunities and will pay their travel expenses and honoraria.

  3. It is the non-binding intent of both parties that Medtronic will identify and Cambridge Heart will pay for at least three such opportunities per calendar quarter.

  4. Cambridge Heart will train Medtronic tacharrhythmia field engineers on T-wave alternans and make available to them educational materials that can be given to clinicians who inquire about T-wave alternans.

  5. The parties agree to periodically consult on other means of potential cooperation.

  6. The term of this agreement is through December 31, 2000. It can be terminated at any time by 30 day written notice of either party.

  Yours sincerely,


  /s/ Jeff  Arnold
  Jeffrey M. Arnold
  Chairman, President and CEO


  Agreed: /s/ Michael M. Tofflee          Date      5-20-99
         --------------------------            ----------------------
         Michael Tofflee